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                                                                   EXHIBIT 10(p)


                        1996 INCENTIVE COMPENSATION PLAN



1. This Plan continues and confirms the incentive bonus arrangements which have applied to the Senior Management Group for the last several years and which the Board intends to continue until amended or terminated by further action of the Board.

2. The members of the Senior Management Group, and such other officers and key employees of the Company as may be selected from time to time by the Compensation Committee, are entitled to participate in this Plan.

3. For each fiscal year, the Compensation Committee shall establish in writing for each participant specific financial or other business goals against which the participant's performance shall be measured. Those goals may relate to revenues, operating income, debt levels, earnings per share or otherwise, and may apply to the company on a consolidated basis, to a core business or unit thereof, or any combination of the foregoing.

4. The goals shall be established in gradations, and each participant shall have the opportunity to receive each year as a cash bonus pursuant to this Plan an amount up to a percent (not to exceed 100%), determined by the Compensation Committee, of his/her base salary; provided, however, in no event shall a participant receive a bonus of more than $2 million pursuant to the Plan for any year.

5. All determinations of levels of goal achievement shall be based on the Company's audited financial statements or other objective sources.

6. Bonus payments shall be made only after the Compensation Committee has certified the extent to which goals have been attained.

7. The Compensation Committee shall have the authority to interpret this Plan and to adopt such rules as it deems appropriate for administrative purposes. Board approval is required to adopt any material modification to this Plan.




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